Exhibit 10.11

WADDELL & REED FINANCIAL, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

As Amended and Restated Effective as of January 1, 2005

WADDELL & REED FINANCIAL, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
As Amended and Restated Effective January 1, 2005

PURPOSE

The purpose of the Waddell & Reed Financial, Inc. Supplemental Executive Retirement Plan is to provide deferred compensation that otherwise would be paid currently to a select group of management or highly compensated employees of the Company (as defined below) and any subsidiaries or affiliates of the Company that may adopt this Plan (as defined below) with the consent of the Board of Directors of the Company.  This Plan is designed to constitute a nonqualified deferred compensation arrangement.  This amendment and restatement, effective January 1, 2005, is intended to bring the Plan into compliance with section 409A of the Code (as defined below) and guidance issued pursuant thereto.

ARTICLE I
DEFINITION OF TERMS

The following words and phrases when used herein, unless the context clearly requires otherwise, will have the following respective meanings:

1.1                               “Administrator” means the Compensation Committee.

1.2                               “Approved Domestic Relations Order” means a Domestic Relations Order that is determined by the Administrator, in its sole discretion, to be an Approved Domestic Relations Order in accordance with the provisions of Section 6.2.

1.3                               “Aggregate Contribution Amount” means the amount, if any, determined by the Compensation Committee in its sole discretion, to be credited as a Supplemental Executive Retirement Benefit among Participants’ Deferred Compensation Accounts for a Plan Year in accordance with the provisions of Section 4.2(b).

1.4                               “Base Pay” means a Participant’s base salary for a Plan Year, excluding extraordinary pay such as bonuses, commissions, incentive payments, benefits, expense allowances, expense reimbursements, or income from restricted stock or stock option awards, as designated by the Compensation Committee in its sole discretion.

1.5                               “Claim for Benefits” has the meaning specified in Section 6.6(a).

1.6                               “Code” means the Internal Revenue Code of 1986, as amended.

1.7                               “Company” means Waddell & Reed Financial, Inc., a Delaware corporation.

1.8                               “Compensation Committee” means the Compensation Committee of the Board of Directors of Waddell & Reed Financial, Inc.

1.9                               “Deferred Compensation Account” means the memorandum account established pursuant to Section 4.1 and maintained for each Participant on the Company’s books and records.

1.10                        “Domestic Relations Order” means a final judgment, decree, order, or property settlement agreement made pursuant to a state domestic relations law.

1.11                        “Effective Date” means January 1, 2005.  The Plan was originally effective December 10, 1998 and was subsequently amended and restated effective July 14, 2004.

1.12                        “Employee” means a common-law employee of the Company or a Participating Employer who is a member of a select group of management or highly compensated employees.

1.13                        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.14                        “Notice of Denial” has the meaning specified in Section 6.6(b).

1.15                        “401(k) Plan” means the Waddell & Reed Financial, Inc. 401(k) and Thrift Plan, as such plan may be amended from time to time, or any similar plan in which a Participating Employer participates.

1.16                        “Participant” means an Employee who has satisfied the requirements for eligibility under Article III and is participating in the Plan.

1.17                        “Participating Employer” means a subsidiary or affiliate of the Company that adopts this Plan by a properly executed document evidencing such intent with the consent of the Board of Directors of the Company.

1.18                        “Plan” means the Waddell & Reed Financial, Inc. Supplemental Retirement Benefit Plan, as may be amended, modified or supplemented from time to time.

1.19                        “Plan Year” means the period commencing January 1 and ending December 31.

1.20                        “Request for Review” has the meaning specified in Section 6.6(d).

1.21                        “Separation from Service” has the definition of the same term in Treasury Regulation Section 1.409A-1(h), and will be determined by analyzing all of the facts and circumstances surrounding the separation, but in no event, however, shall a Participant be considered to have separated from service if the amount of services provided to the Company (or a Participating Employer) has not decreased to 20% or less of the services the Participant was providing to the Company (or a Participating Employer) during the previous 36-month period (or the full period of services provided to the Company (or a Participating Employer) in the event that the Participant has not been employed for 36 months).  The Participant shall not be considered to have separated from service if the amount of services that Participant is still providing to the Company (or a Participating Employer) is 50% or more of the services the Participant was providing to the Company (or a Participating Employer) during the previous 36-month period (or the full period of services provided to the Company (or a Participating

Employer) in the event that the Participant has not been employed for 36 months). In the event that the Participant is providing services to the Company (or a Participating Employer) in the amount of 21% to 49% of the services the Participant was providing to the Company (or a Participating Employer) during the previous 36-month period (or the full period of services provided to the Company (or a Participating Employer) in the event that the Participant has not been employed for 36 months), the Administrator shall retain the sole discretion to determine whether or not all of the facts and circumstances surrounding the decrease in services constitute a separation from service in accordance with Treasury Regulation Section 1.409A-1(h).

1.22                        “Supplemental Executive Retirement Benefit” means the allocations, if any, made pursuant to Section 4.2(b).

1.23                        “Total Disability” means a Participant is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve months, receiving long-term disability benefits under the Company’s (or his or her Participating Employer’s) long-term disability insurance plan.

1.24                        “Valuation Date” means December 31 and such other or additional dates as provided herein or otherwise designated by the Administrator as Valuation Dates for the purpose of making valuation adjustments to the Deferred Compensation Accounts in accordance with Section 4.2(c).

ARTICLE II
ADMINISTRATION

The Plan will be administered by the Administrator and benefits under the Plan will be paid only if the Administrator decides, in its sole discretion, that a Participant is entitled to them.  The decision of a majority of the members of the Compensation Committee will control; provided, however, that a member will not be entitled to participate in discretionary decisions directly related to such person’s own participation in the Plan.

The Administrator will have full power and authority to adopt rules, regulations, and practices governing the administration of the Plan, to interpret and apply the provisions of the Plan in its sole discretion, to alter, amend, or revoke any rules and regulations so adopted, to enter into contracts on behalf of the Company with respect to the Plan, and to make discretionary decisions under the Plan, except where that authority is retained by the Company under the Plan.  The Administrator will administer this Plan and render decisions in a uniform and consistent manner so that all Participants in similar circumstances are generally treated similarly.  The Administrator’s decision as to all aspects of Plan operations, including but not limited to, the eligibility of persons to participate in this Plan, the benefits payable under this Plan, and the interpretation of this Plan, cannot be overturned unless it has no foundation.

ARTICLE III
ELIGIBILITY

An Employee who has been designated by the Administrator as eligible for participation in the Plan will be eligible for participation beginning in the Plan Year with respect to which the designation is made.  A Participant will continue to participate in the Plan until he or she ceases to be a member of a select group of management or highly compensated employees, or until the Administrator in its sole discretion determines otherwise.

ARTICLE IV
DEFERRED COMPENSATION ACCOUNTS

4.1                               Establishment of Deferred Compensation Accounts.  At the time an Employee becomes a Participant in the Plan, the Company will establish a Deferred Compensation Account for the Participant on its books.

4.2                               Additions to Deferred Compensation Accounts.

(a)                                  401(k) Plan Benefit Restoration.  For each Plan Year, the Administrator will credit the Deferred Compensation Account of each Participant with an amount equal to four percent (4%) of his or her Base Pay, less the amount of the maximum employer matching contribution that could be made pursuant to the terms of the 401(k) Plan on the Participant’s behalf under the 401(k) Plan with respect to that Plan Year.

(b)                                 Supplemental Executive Retirement Benefit.  For each Plan Year, the Compensation Committee will credit the Aggregate Contribution Amount among the Deferred Compensation Accounts of Participants in proportion to their Base Pay for the Plan Year.

(c)                                  Valuation and Adjustments.  As of each Valuation Date, the Administrator will also credit (or charge) the Participant’s Deferred Compensation Account with valuation adjustments determined in accordance with this Section 4.2(c).  The valuation adjustment to be credited (or charged) to the Participant’s Deferred Compensation Account as of any Valuation Date will be an amount equal to the performance of certain hypothetical investments or investment vehicles since the last preceding Valuation Date as described below.  The performance of such hypothetical investments or investment vehicles taken into account for purposes of this Section 4.2(c) will include, but not be limited to, in the sole discretion of the Administrator, interest, expenses, and realized and unrealized gains and losses.  The crediting (or charging) of amounts under this Section 4.2(c) will occur so long as there is a balance in the Participant’s Deferred Compensation Account; provided, however, the crediting (or charging) of amounts under this Section 4.2(c) will cease as close as reasonably practicable (as determined by the Administrator in its sole discretion) prior to the date a complete distribution of a Participant’s benefit under this Plan is made.  The value of the Participant’s Deferred Compensation Account as of the relevant Valuation Date will be determined as if the balance of the Deferred Compensation Account as of the preceding Valuation Date, together with any amounts subsequently credited to (less any amounts distributed from) such Deferred Compensation Account, had been invested since the preceding Valuation Date or the date credited to the Deferred Compensation Account, as the case may be, in the hypothetical investments or investment vehicles specified for the Participant’s Deferred Compensation Account.

(d)                                 Investments.  Each Participant, in a manner prescribed by the Administrator, may designate the hypothetical investments or investment vehicles in which his or her Deferred Compensation Account is to be deemed invested under the investment options permitted by the Administrator.  Notwithstanding any other provision of this Plan, a Participant may not designate the hypothetical investment of his or her Deferred Compensation Account in stock or other securities of the Company or a Participating Employer.  The Administrator (or trustee of a grantor trust if a grantor trust is used in connection with this Plan), in its sole discretion, may determine whether any Deferred Compensation Accounts will, in fact, be invested according to the hypothetical investments or investment vehicles or will be invested otherwise.  Such hypothetical investment designations may be made up to two times per calendar year for each Participant by making an election with the Administrator, in a manner prescribed by the Administrator.  The designation will continue until changed by the submission of a new designation, which change will be effective as soon as administratively feasible.

4.3                               Forfeiture.  All amounts credited to, and not withdrawn from, a Participant’s Deferred Compensation Account are nonforfeitable, except as otherwise provided in this Section 4.3 and Sections 6.1 and 6.4.

Notwithstanding any other provision of this Plan, a Participant’s Deferred Compensation Account will be forfeited in its entirety if the Administrator determines that the Participant has engaged in any activity that is (a) illegal and involves fraud, dishonesty, or theft, or (b) intentionally detrimental to the Company, a Participating Employer, or any subsidiary or affiliate thereof.

ARTICLE V
DISTRIBUTION OF BENEFITS

5.1                               Distribution on Termination of Employment.  Subject to the limitations described in Section 5.5 and unless otherwise elected pursuant to Section 5.4, amounts credited to, and not withdrawn from, a Participant’s Deferred Compensation Account (less applicable tax and other withholdings pursuant to Section 5.6) will be distributed in a single lump sum payment in cash, other property, or both, in the Administrator’s sole discretion, within 90 days after the Participant’s Separation from Service with the Company or, if applicable, the Participating Employer.

5.2                               Distribution on Total Disability.  Unless otherwise elected pursuant to Section 5.4, amounts credited to, and not withdrawn from, a Participant’s Deferred Compensation Account (less applicable tax and other withholdings pursuant to Section 5.6) as of the date the Participant has sustained a Total Disability will be distributed in a single lump sum payment in cash, other property, or both, in the Administrator’s sole discretion, within 90 days after such determination.

5.3                               Distribution on Death.  Unless otherwise elected pursuant to Section 5.4, payment of the amounts credited to, and not withdrawn from, a Participant’s Deferred Compensation Account (less applicable tax and other withholdings pursuant to Section 5.6) as of the date of the Participant’s death will be distributed in a single lump sum payment in cash, other property, or both, in the Administrator’s sole discretion, within 90 days after the Participant’s death, to the Participant’s designated beneficiary in accordance with the last such designation received by the Administrator, or if none, to the Participant’s surviving spouse, or if there is no surviving spouse, to the personal representative of the Participant’s estate.

A Participant will have the right, at any time prior to his or her death, to submit, in a manner prescribed by the Administrator, a written designation of primary and secondary beneficiaries to whom payment under this Plan will be made in the event of his or her death prior to complete distribution of the benefits due and payable to the Participant under this Plan.  Each beneficiary designation will become effective only when received by the Administrator.

5.4                             Form and Timing of Benefit Distribution.  A Participant or beneficiary, in a manner prescribed by the Administrator, may elect, or elect to change, the form and timing, subject to the Administrator’s approval, of distribution of his or her benefits pursuant to this Section 5.4, by delivering such election to the Administrator, in accordance with procedures established by the Administrator.

(a)                                Initial Election.  On or before December 31, 2006, a Participant may elect the time and/or form of distribution of his or her Deferred Compensation Account; provided, however, that such election, to the extent made in calendar year 2006, will apply only to amounts that are not otherwise payable in 2006 and may not cause a payment to be made in 2006 that would not otherwise be payable in 2006.  In the case of the first year in which a Participant becomes a Participant, such Participant will be entitled to deliver his or her election, with respect to amounts credited to his or her Deferred Compensation Account for services to be performed subsequent to the election, within 30 days after the date the Participant has been designated by the Administrator as eligible for participation in the Plan.

(b)                               Time of Payment.  A Participant may elect, pursuant to an initial election under Section 5.4(a) or a subsequent election under Section 5.4(d), to receive, within 90 days of the distribution time or event, the amounts credited to, and not withdrawn from, the Participant’s Deferred Compensation Account (less applicable tax and other withholdings pursuant to Section 5.6) in the form elected or specified in Section 5.4(c) upon the earlier of death (which amount will be payable pursuant to Section 5.3) or the following:

(1)                                  The Participant’s Separation from Service with the Company or, if applicable, the Participating Employer;

(2)                                  The determination by the Administrator that the Participant has sustained a Total Disability; or

(3)                                  January 1 of a calendar year specified by the Participant, which calendar year may be specified as a number of years following a Participant’s Separation from Service with the Company or, if applicable, the Participating Employer.

(c)                                Form of Payment.  A Participant may elect, pursuant to an initial election under Section 5.4(a) or a subsequent election under Section 5.4(d), distribution of benefits under the Plan in one of the following forms:

(1)                                  Lump Sum — a single payment of the entire balance in the Participant’s Deferred Compensation Account (less applicable tax and other withholdings pursuant to Section 5.6).

(2)                                  Installments — periodic payments over a specified period of time (less applicable tax and other withholdings pursuant to Section 5.6), beginning as of the date specified in the Participant’s election, which time period may not extend beyond the life expectancy of the Participant (or the Participant’s designated beneficiary) as determined under the 1983 Group Annuity Mortality Table or such other mortality table prescribed by the Internal Revenue Service as the prevailing commissioners’ standard table described in Code section 807(d)(5)(A), as determined by the Administrator in its sole discretion.

(d)                                 Change in Form and Timing of Benefit Distribution.  A Participant may change the time and/or form of settlement elected pursuant to a “Distribution Election Form” with respect to his or her Deferred Compensation Account by delivering a subsequent “Distribution Election Form” in accordance with procedures set forth by the Administrator; provided, that, such election may not result in the acceleration of the time or schedule of any payment.   For purposes of this Section 5.4(d), installment payments will be treated as a single payment.  In addition, any change in the form or timing of benefits may not:

(1)           take effect for at least 12 months after the date on which the election is made;

(2)           in the case of an election related to a payment described in Sections 5.1, or 5.4(c) or (d), the first payment with respect to which the new election is made must be deferred for a period of not less than five years from the date the payment would otherwise have been made; and

(3)           any election to delay a payment previously elected pursuant to this Section 5.4 may not be made less than 12 months prior to the date of the first scheduled payment under the prior election.

5.5                               Specified Employees.  If the Company is publicly traded on an established securities market or otherwise on the date of the Participant’s Separation from Service, any distribution pursuant to Section 5.1 shall not be distributed prior to the date that is six months following the Participant’s Separation from Service if Participant is deemed a “specified employee” as defined in Treasury Regulation Section 1.409A-1(i).  Any payments delayed pursuant to this provision will be paid in a lump sum on the date that is six months following the date of the Participant’s Separation from Service (or, if earlier, the date of death of the “specified employee”).

5.6                               Incapacity.  In the event of the Participant’s incapacity (as determined by the Administrator), payment pursuant to Sections 5.1 through 5.4 will be made to the Participant, to the legal guardian or conservator of the Participant, or to an adult with whom the Participant maintains his or her residence, as the Administrator in its sole discretion will determine.  Such payment to a legal guardian, conservator, or adult will fully discharge the Administrator, the Company, each Participating Employer, and this Plan from further liability on account thereof.

5.7                               Withholding.  The Company may withhold or cause to be withheld from, or with respect to, any benefit under this Plan any federal, state, or local taxes required by law to be withheld with respect to such benefit and such sum as the Company may reasonably estimate as necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment.

ARTICLE VI
GENERAL PROVISIONS

6.1                               Non-Transferability of Interests.  Notwithstanding any other provision of this Plan, all Deferred Compensation Accounts maintained by the Company will be general assets of the Company and will be subject to the claims of such Employer’s general creditors.

Except as provided in Section 6.2, benefits payable to Participants under this Plan may not in any manner be anticipated, assigned (either at law or in equity), alienated, sold, transferred, pledged, encumbered, or subjected to attachment, garnishment, levy, execution, or other legal or equitable process by creditors of the Participant.

6.2                               Domestic Relations Orders.

(a)                                  The Administrator shall establish written procedures to determine whether any Domestic Relations Order directed to this Plan is an Approved Domestic Relations Order in its sole discretion.  To the extent required under an Approved Domestic Relations Order, any portion of a Participant’s Deferred Compensation Account may be paid or set aside for payment to a spouse, former spouse, or child of the Participant in cash, other property, or both, in the Administrator’s sole discretion.

(b)                                 Where necessary to carry out the terms of an Approved Domestic Relations Order, a separate account may be established with respect to the spouse, former spouse, or child.  Any amount so set aside for a spouse, former spouse, or child shall be paid out in a single lump sum payment in cash, other property, or both, in the Administrator’s sole discretion, at the earliest date that benefits may be paid to the Participant, unless the Domestic Relations Order directs a different form of payment.  Nothing in this Section 6.2 shall be construed to authorize any amount to be distributed under this Plan at a time or in a form that is not permitted under the Plan or the Code.

(c)                                  A Participant’s right to receive benefits under this Plan will be reduced to the extent that any portion of a Participant’s Deferred Compensation Account has been paid or set side for payment to a spouse, former spouse, or child pursuant to an Approved Domestic Relations Order or to the extent that the Company, a Participating Employer, or the Plan is otherwise subject to a binding Domestic Relations Order for the attachment, garnishment, or execution of any portion of the Participant’s Deferred Compensation Account or of any distributions therefrom.  The Participant shall be deemed to have released the Company, each Participating Employer, the Administrator, and the Plan from any claim with respect to such amounts in any case in which (1) the Company, a Participating Employer, the Plan, or any Plan representative has been served with legal process or otherwise joined in a proceeding relating to such amounts, (2) the Participant has been notified of the pendency of such proceeding in the manner prescribed by the law of the jurisdiction in which the proceeding is pending for service of process or by mail from the Company, a Participating Employer, the Plan, or a Plan representative to the Participant’s last known mailing address, and (3) the Participant fails to obtain an order of the court in the proceeding relieving the Company, each Participating Employer, the Administrator, or this Plan from the obligation to comply with the Domestic Relations Order.

(d)                                 Neither the Company, any Participating Employer, the Plan, nor any Plan representative will be obligated to incur any cost to defend against or set aside any Domestic Relations Order relating to the division, attachment, garnishment, or execution of the Participant’s Deferred Compensation Account or of any distribution therefrom.  Notwithstanding the foregoing, if the Company, a Participating Employer, the Plan, or a Plan representative is joined in any such proceeding, a Plan representative will take such steps as it deems necessary and appropriate to protect the terms of the Plan.

6.3                               Amendment, Suspension, and Termination.  The Company, in its sole discretion, at any time may amend, suspend, or terminate this Plan or any portion thereof in any manner and to any extent.  Such amendment, suspension, or termination of the Plan will be final and binding on each Participating Employer.  No amendment, suspension, or termination will alter or impair any then existing Deferred Compensation Accounts without the consent of the affected Participant.  Upon termination of the Plan, but only if and to the extent allowed by section 409A of the Code and guidance published thereunder, amounts credited to each Participant’s Deferred Compensation Account will be distributed at the Administrator’s election (provided such election applies uniformly to all such Participants) in a single lump sum payment (in cash, other property, or both, at the Administrator’s election) either (a) at any time after 30 days following the termination of the Plan, or (b) at such time and in such event as are otherwise provided under the Plan.

6.4                               Unfunded Obligation.  This Plan is intended to be, and will be operated and administered so as to be, a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.  Neither the Company nor any Participating Employer will make any provision for funding or insuring the Deferred Compensation Accounts that would cause the Plan to be (a) a “funded” plan for purposes of Section 404(a)(5) of the Code or Title I of ERISA, or (b) other than an “unfunded and unsecured promise to pay money or property in the future” under Treasury Regulations Section 1.83-3(e).  A Participant will be treated as a general, unsecured creditor of the Company and, if applicable, his or her Participating Employer at all times under the Plan.  This Plan constitutes a mere promise by the Company to make the benefit payments as provided in the future.  It is the intention of the Company that the Deferred Compensation Accounts be unfunded for tax purposes and for purposes of Title I of ERISA.

The foregoing notwithstanding, the Company may establish a grantor trust described in Treasury Regulation Sections 1.677(a)-(d) to accumulate assets to pay the Deferred Compensation Accounts, provided that the trust assets will be subject to the claims of the Company’s general creditors and will be required to be used to satisfy the claims of the Company’s general creditors in the event the Company or a Participating Employer is “insolvent” under the terms of such trust.

6.5                               No Right to Employment or Other Benefits.  Nothing contained herein will be construed as conferring upon any Participant the right to continue in the employ of the Company or any Participating Employer.  Any compensation deferred and any benefits paid under this Plan will be disregarded in computing benefits under any employee benefit plan of the Company or any Participating Employer.

6.6                               Claims Procedures.

(a)                                  In the event benefits provided under this Plan are not timely paid, any Participant or, if the Participant is deceased, the Participant’s designated beneficiary, may file a claim requesting benefits under this Plan by submitting to the Administrator (or such officer or agent of the Company as the Administrator may designate for such purpose) a written statement setting out the general nature of the claim (the “Claim for Benefits”).

(b)                                 If a duly submitted Claim for Benefits has not been granted within 90 days of the submission of the claim, the Claim for Benefits will be deemed denied for the purposes hereof.  If a duly submitted Claim for Benefits is wholly or partly denied, written notice of the denial (the “Notice of Denial”) will be furnished as provided in Section 6.6(c) hereunder to the Participant within 90 days after receipt of the Claim for Benefits by the Administrator.

(c)                                  Any Notice of Denial provided to a Participant shall set forth in a manner reasonably calculated to be understood by the Participant:

(1)                                  The specific reason or reasons for the denial;

(2)                                  Reference to the specific Plan provisions on which the denial is based;

(3)                                  A description of any additional material or information necessary for the Participant to perfect the Claim for Benefits and an explanation of why such material or information is necessary; and

(4)                                  A description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under section 502(a) of ERISA following denial of the Claim for Benefits or Request for Review (as defined below).

(d)                                 Within 60 days after receipt of any Notice of Denial as herein provided, the Participant may request review of the denied Claim for Benefits by submitting a written request therefor to the Administrator (the “Request for Review”).

(e)                                  Upon submission of the Request for Review, and before issuance of the decision on review, the Participant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant, in the Administrator’s sole discretion, to the Participant’s Claim for Benefits.

(f)                                    Within 30 days after submission of the Request for Review, the Participant may submit written comments, documents, records, and other information relating to the Claim for Benefits to the Administrator.  In addition, upon request of the Participant, or upon its own motion, the Administrator may, but will not be required to, provide the Participant an opportunity for a hearing before the Administrator.

(g)                                 Within 60 days after receipt of a Request for Review, the Administrator will render its decision unless special circumstances (such as the need to hold a hearing) require an extension of time for processing the Request for Review and the Administrator furnishes written notice of the extension to the Participant, in which case a decision will be rendered as soon as possible, but in no event later than 120 days after receipt of the Request for Review.

(h)                                 The decision on review will be in writing and will include:

(1)                                  Specific reasons for the decision, written in a manner reasonably calculated to be understood by the Participant;

(2)                                  Reference to the specific Plan provisions on which the decision is based;

(3)                                  A statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Participant’s Claim for Benefits; and

(4)                                  A statement of the Participant’s right to bring an action under section 502(a) of ERISA.

6.7                               Inurement.  This Plan will be binding upon and inure to the benefit of the Company, each Participating Employer, their successors and assigns, the Participant, and his or her heirs, executors, personal representatives, administrators and beneficiaries.

6.8                               Notice.  Any notice, consent, or demand required or permitted to be given under the provisions of this Plan will be in writing, and will be signed by the party giving or making the same.  If such notice, consent, or demand is mailed to a party pursuant hereto, it will be sent by United States certified mail, postage prepaid, addressed to such party’s last known address as shown in the records of the Company.  The date of such mailing will be deemed the date of notice, consent, or demand.  Either party may change the address to which notice is to be sent by giving notice of change of address in the manner aforesaid.

6.9                               Governing Law.  This Plan, and the rights of the parties hereunder, will be governed by and construed in accordance with the laws of the State of Kansas, without reference to the principles of conflict of laws.

6.10                        Taxation.  This Plan is intended to provide tax-deferred benefits under certain provisions of the Code, including section 409A of the Code and the guidance promulgated thereunder.  To the extent the Plan fails to satisfy the requirements of section 409A of the Code and related guidance, the Company may, but shall not be required to, modify the Plan, in its sole discretion, to the limited extent necessary to satisfy section 409A of the Code and related guidance without the consent of any Participant.  Upon any Internal Revenue Service finding that compensation intended to be deferred for federal income tax purposes pursuant to this Plan is immediately taxable to a Participant for such purposes, the Company may, but shall not be required to, amend this Plan to comply with the Internal Revenue Service requirements necessary to achieve the desired federal income tax benefits relating to this Plan without the consent of any Participant.  Notwithstanding the foregoing, each Participant agrees to be liable for any tax that may be imposed by the Internal Revenue Service or any other taxing entity with respect to any benefits provided pursuant to this Plan (including, without limitation, any and all withholding taxes), irrespective of whether such tax consequences were intended pursuant to this Plan.